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                                                                      EXHIBIT 11


                              DUPLEX PRODUCTS INC.
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


                                                         First quarter ended
                                                      January 27,   January 28,
(In thousands, except per share data)                       1996          1995
                                                       ----------   ----------

Weighted average number of common shares
   outstanding used in computing earnings per share        7,485        7,538

Primary and fully diluted earnings per share               $0.09        $0.09